Form 906
(Rev. August 1994)	Department of the Treasury — Internal Revenue Service

Closing Agreement on Final Determination

Covering Specific Matters

_________________

Under section 7121 of the Internal Revenue Code: ___________________________________________________

Ambac Financial Group, Inc., EIN: 13-3621676, One State Street Plaza, New York, NY 10004, (the “Taxpayer”), on behalf of itself and as agent for the members of the Ambac Financial Group, Inc. and Subsidiaries consolidated group,

 (Taxpayer’s name, address, and identifying number)

and the Commissioner of Internal Revenue (“Commissioner”) make the following agreement (the “Closing Agreement”):

WHEREAS, Ambac Financial Group, Inc. (“AFGI”) is entering into this Closing Agreement on behalf of itself and as agent of all the members of the Ambac Financial Group, Inc. and Subsidiaries consolidated group with which it filed consolidated federal income tax returns, as their common parent, for the taxable years ended December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 (collectively, the “2003 through 2009 Tax Years”), and the taxable year ended December 31, 2010 (the “2010 Tax Year,” and together with the 2003 through 2009 Tax Years, the “Applicable Tax Years”);

WHEREAS, Ambac Assurance Corporation (“AAC”) is a subsidiary of AFGI, and AAC, through its wholly owned limited liability company, Ambac Credit Products LLC (“ACP”), entered into certain credit default swaps (the “CDS Contracts”)1 with third parties;

WHEREAS, the Taxpayer claimed operating losses attributable to the CDS Contracts for certain of the Applicable Tax Years (“Disputed CDS Losses”) as set forth in Table 1 below, and claimed net operating loss carry-forwards attributable to the CDS Contracts (after taking into account premiums received on the CDS Contracts) in certain of the Applicable Tax Years (“Disputed Carry-Forward NOLs”) as set forth in Table 2 below, and the Commissioner disputes the Disputed CDS Losses and Disputed Carry-Forward NOLs claimed by the Taxpayer;

Table 1

Tax Year	Disputed CDS Losses ($)
2007	756,713,558
2008	3,413,450,726
2009	2,881,788,012
2010	417,637,425
Total	7,469,589,721

1 The terms “CDS Contracts,” “Bank Settlement Notes” and “June 9, 2010 Event” are defined in the Settlement Letter dated February 24, 2012 (the “Settlement Letter”). See Attachment 1.

Table 2

Tax Year	Disputed Carry-Forward NOLs ($)
2007	0
2008	1,286,490,389
2009	2,844,867,442
2010	328,629,729
Total	4,459,987,560

WHEREAS, the Taxpayer reported the following amounts attributable to the CDS Contracts for the 2010 Tax Year: Ordinary Premium Income of $89,007,679; Ordinary Loss of $417,637,425; and Capital Gain of $379,900,391 (which the Taxpayer offset with capital loss unrelated to the CDS Contracts);

WHEREAS, during 2008, 2009, and 2010, AAC commuted all of the CDS Contracts from which the Disputed CDS Losses and the Disputed Carry-Forward NOLs arose, in return for an aggregate payment by AAC of approximately $7,000,000,000.00, including approximately $5,700,000,000.00 in cash and approximately $1,300,000,000.00 in Bank Settlement Notes, issued by AAC in 2010, with a par value of $2,000,000,000.00;

WHEREAS, as a result of the Disputed CDS Losses the Taxpayer filed applications for tentative refunds and received tentative refunds as set forth in Table 3 below, the allowance of which is disputed by the Commissioner (the “Disputed Refunds”);

Table 3

Tax Year	Disputed Refunds ($)
2007	38,142,748
2006	236,529,966
2005	210,799,742
2004	144,929,795
2003	77,713,584
TOTAL	708,115,835

WHEREAS, on November 8, 2010, the Taxpayer commenced a voluntary case under Chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the Southern District of New York, In re Ambac Financial Group, Inc. Chap. 11 Case No. 10-15973 (the “Bankruptcy Case”);

WHEREAS, on November 9, 2010, the Taxpayer commenced an adversary proceeding against the United States in the United States Bankruptcy Court for the Southern District of New York, Ambac Financial Group, Inc. v. United States, Adv. Proc. Case No. 10-4210 (the “Adversary Proceeding”);

WHEREAS, on May 4, 2011, the Commissioner proposed adjustments disallowing certain of the Disputed CDS Losses claimed by the Taxpayer (“Disputed Proposed Adjustments”) and on May 5, 2011 filed a Proof of Claim in the Bankruptcy Case for tax due in the amount of $760,749,586.00 and interest to petition date due in the amount of $46,492,441.91, for a total of $807,242,027.91 (the “Proof of Claim”).

WHEREAS, the Settlement Letter was presented by the Taxpayer and others to the United States on February 24, 2012, and supplemented by letter dated April 3, 2013 (the “Supplemental Letter”, see Attachment 2) (together the two letters constitute the “Offer”), and the Offer was accepted by the United States on April 4, 2013 (see Attachment 3);

WHEREAS, the Commissioner does not challenge that the Bank Settlement Notes issued by AAC in 2010 to commute certain CDS Contracts were characterized as debt for federal income tax purposes, and that the issuance of the Bank Settlement Notes did not cause AAC to fail to be a member of the “affiliated group” (as defined in section 1504(a) of the Internal Revenue Code (the “Code”)) of which Taxpayer was the common parent, and did not result in an “ownership change” with respect to AAC for purposes of section 382 of the Code;

WHEREAS, the Commissioner has determined that the June 9, 2010 Event did not cause AAC to fail to be a member of the “affiliated group” (as defined in section 1504(a) of the Code) of which Taxpayer was the common parent, and did not result in an “ownership change” with respect to AAC for purposes of section 382 of the Code;

WHEREAS, this Closing Agreement resolves with finality all federal income tax liability of the Taxpayer for the 2003 through 2009 Tax Years, including the Disputed Proposed Adjustments and the Disputed Refunds; and it resolves with finality the federal income tax liability of the Taxpayer for the 2010 Tax Year solely with respect to items of income, gain, deduction or loss related to the CDS Contracts.

IT IS NOW HEREBY DETERMINED AND AGREED FOR FEDERAL INCOME TAX PURPOSES THAT:

(1)	The Taxpayer is entitled to claim the portion of the Disputed Carry-Forward NOLs for the Applicable Tax Years up to three billion, four hundred million dollars ($3,400,000,000). The $3,400,000,000 of Disputed Carry-Forward NOLs shall be available as ordinary loss carry-forwards.

(2)	The Taxpayer is not entitled to claim any portion of the Disputed Carry-Forward NOLs for the Applicable Tax Years to the extent it exceeds three billion, four hundred million dollars ($3,400,000,000); and the Taxpayer relinquishes all claim to the Disputed Carry-Forward NOLs in excess of three billion, four hundred million dollars ($3,400,000,000), whether characterized as capital or ordinary, which might otherwise be available or claimed by the Taxpayer (or any member of its affiliated group) to offset future taxable income of the Taxpayer (or any member of its affiliated group). Disputed Carry-Forward NOLs relinquished by Taxpayer shall be treated as having arisen in the 2008 tax year.

(3)	The Taxpayer is liable for: (i) payment of one hundred one million, nine hundred thousand dollars ($101,900,000), which liability shall be paid in accordance with the terms in paragraph 4 below in full and final satisfaction of the Taxpayer’s federal income tax liability for the 2003 through 2009 Tax Years, and the Taxpayer’s federal income tax liability for the 2010 Tax Year but only with regard to items of income, gain, deduction or loss related to the CDS Contracts; and, (ii) certain toll payments defined in the Settlement Letter.

(4)	Prior to the execution of this Closing Agreement, Taxpayer has satisfied all other conditions set forth in paragraphs 1 and 2 of the Settlement Letter, as amended by the Supplemental Letter, and AFGI has made a payment to the United States Department of the Treasury of one million nine hundred thousand dollars ($1,900,000) and AAC and/or the Segregated Account (as defined in the Settlement Letter) has made a payment to the United States Department of the Treasury of one hundred million dollars ($100,000,000).

(5)	No portion of the payments described in paragraph 4 above and no portion of the toll payments defined in the Settlement Letter will be attributable to additions to tax or other penalties under chapter 68 of the Code.

(6)	This Closing Agreement finally and conclusively resolves the federal income tax liability (and any liabilities in respect of interest under section 6601 of the Code and additions to tax and penalties that may be imposed under the Code) of the Taxpayer for the 2003 through 2009 Tax Years.

(7)	This Closing Agreement also finally and conclusively resolves the federal income tax liability (and any liabilities in respect of interest under section 6601 of the Code and additions to tax and penalties that may be imposed under the Code) of the Taxpayer for the 2010 Tax Year but only with regard to items of income, gain, deduction or loss related to the CDS Contracts, including the Disputed CDS Losses and Disputed Carry-Forward NOLs.

(8)	Neither the issuance of the Bank Settlement Notes nor the June 9, 2010 Event caused AAC to fail to be a member of the “affiliated group” (as defined in section 1504(a) of the Code) of which Taxpayer was the common parent or resulted in an “ownership change” with respect to AAC for purposes of section 382 of the Code.

(9)	No inference shall be made from the execution of this Closing Agreement by the Commissioner regarding the appropriate treatment of credit default swaps for federal income tax purposes, and nothing contained in this Closing Agreement shall be considered an acceptance by the United States of Taxpayer’s tax accounting methodology with respect to the CDS Contracts nor an admission by the Taxpayer that there were faults in its tax accounting methodology with respect to the CDS Contracts.

(10)	Nothing in this Closing Agreement shall be construed as a limitation on the Commissioner’s ability to adjust the tax liabilities of Taxpayer except as expressly provided for in this Closing Agreement.

(11)	The Taxpayer will include a copy of this Closing Agreement and all attachments with all of its federal income tax returns filed for a period of 20 years from the date of execution.

(12)	This agreement is final and conclusive except:

a.	The matter it relates to may be reopened in the event of fraud, malfeasance, or misrepresentation of material fact;

b.	It is subject to the I.R.C. provisions (including any stated exception for I.R.C. §7122) notwithstanding any other law or rule of law; and

c.	If it relates to a tax period ending after the date of this agreement, it is subject to any law enacted after the agreement date that applies to the tax period.

By signing, the above parties certify that they have read and agreed to the terms of this document.

TAXPAYER:	AMBAC FINANCIAL GROUP, INC.

ON BEHALF OF ITSELF AND THE AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED GROUP

By:

Title:	Date Signed:

Commissioner of Internal Revenue

By:

Title:	Date Signed:

ATTACHMENT 1

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092 T +1 212 259 8330 F +1 212 259 6333 lhill@dl.com

SUBMITTED PURSUANT TO FRE 408 AND

WISCONSIN STATUTE SECTION 904.08

FOR SETTLEMENT PURPOSES

February 24, 2012

Preet Bharara, Esq.

United States Attorney

Southern District of New York

U.S. Department of Justice

86 Chambers Street

New York, NY 10007

John A. DiCicco, Esq.

Principal Deputy Assistant Attorney General

Tax Division

United States Department of Justice

Washington, D.C. 20530

Re:	Ambac Financial Group, Inc. v. United States, Adv. Proc. No. 10-4210

(Bankr. S.D.N.Y., filed Nov. 9, 2010);

In the Matter of the Rehabilitation of Segregated Account of Ambac Assurance
Corp., No. 2010CV1576 (Wis. Cir. Ct. for Dane Cnty. Jan. 24, 2011), petition for review granted, No. 2011AP987 (Wis. Aug. 31, 2011);

In the Matter of the Rehabilitation of Segregated Account of Ambac Assurance

Corporation, 782 F. Supp. 2d 743 (W.D. Wis. 2011), appeal docketed,
No. 11-1158 (7th Cir. Jan. 19, 2011); and

United States v. Wisconsin State Circuit Court for Dane County, et al.,
767 F. Supp. 2d 980 (W.D. Wis. 2011), appeal docketed, No. 11-1419
(7th Cir. Feb. 22, 2011).

Dewey & LeBoeuf LLP is a New York limited liability partnership.

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Messrs. Bharara and DiCicco

February 24, 2012

Dear Messrs Bharara and DiCicco:

This letter constitutes an offer to settle the above-referenced proceedings on the terms described below. The settlement would be between the United States, on the one hand, and Ambac Financial Group, Inc. (“Debtor” or “AFGI”), Ambac Assurance Corporation (“AAC”), the Official Committee of Unsecured Creditors of AFGI (“Official Creditors Committee”), the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”)1, the court-appointed Rehabilitator of the Segregated Account (the “Rehabilitator”) and the Wisconsin Office of the Commissioner of Insurance (“OCI”), on the other hand (collectively, the United States, AFGI, AAC, Official Creditors Committee, Segregated Account, Rehabilitator and OCI are referred herein as the “Parties”).2

1              On March 24, 2010, the Wisconsin Office of the Commissioner of Insurance (“OCI”) approved the establishment of a segregated account of AAC, pursuant to Wis. Stat. section 611.24(2), to segregate certain non-performing segments of AAC’s liabilities. All policy obligations of AAC not allocated to the Segregated Account remain in the general account of AAC; and, in addition, the Segregated Account contains a secured note issued by the general account (the “Secured Note”). Further, on March 24, 2010, OCI commenced rehabilitation proceedings with respect to the Segregated Account in the District Court of Dane County, Wisconsin to facilitate an orderly run-off and/or settlement of the liabilities in the Segregated Account.

2              In this letter, the term “IRS” means the Internal Revenue Service; the term “Code” means the Internal Revenue Code of 1986, as amended; the term “Group” means the “affiliated group” (as defined in Section 1504(a) of the Code) of which AFGI is the common parent, and AAC (including the Segregated Account) is one of the members and the term “CDS Contracts” means all the CDS contracts identified in Attachment A as the pay-as-you-go credit default swap contracts and other CDS contracts with respect to which items of income, gain, deductions, or loss were reflected in any of the federal income tax returns filed by the Group for the tax years ending December 31, 2005, December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 or December 31, 2010; the term “CDS Contracts” does not include the CDS contracts identified in Attachment B as CDS contracts with respect to which items of income, gain, deductions, or loss were not reflected in any of the federal income tax returns filed by the Group for the tax years ending December 31, 2005, December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 or December 31, 2010; the term “Confirmation Order” means the plan of rehabilitation confirmation order; the term “Bank Settlement Notes” means the surplus notes issued by AAC on June 7, 2010 pursuant to the Settlement Agreement, dated June 7, 2010, among AAC and certain financial institutions as well as the issuance by the Segregated Account of $50 million in surplus notes on July 29, 2010 in connection with a separate settlement, and the term “Plan of Reorganization” means AFGI’s reorganization plan submitted to the United States Bankruptcy Court for the Southern District of New York as finally amended and confirmed.

Messrs. Bharara and DiCicco

February 24, 2012

On November 8, 2010, AFGI filed a voluntary case under Chapter 11 of Title 11 of the United States Code seeking bankruptcy protection (“Bankruptcy Case”). On November 9, 2010, AFGI commenced an adversary proceeding in connection with the Bankruptcy Case against the United States (“Adversary Proceeding”), seeking, in part, to obtain an injunction and a declaration that the Debtor applied the proper accounting method with respect to losses on the CDS Contracts. The Adversary Proceeding is captioned Ambac Financial Group, Inc. and The Official Committee of Unsecured Creditors v. United States of America, Adv. Pro. No. 10-4210 (SCC). On May 5, 2011, the United States filed its proofs of claim in the Bankruptcy Case against AFGI, thereby asserting a priority claim against the Debtor of $807,242,021.91 (“IRS Claims”). The IRS Claims seek the return of the tentative tax refunds received by the Group resulting from the claimed recognition of losses in 2007 and 2008 with respect to the CDS Contracts. The Debtor filed its objection to the IRS Claims on June 5, 2011.

Messrs. Bharara and DiCicco

February 24, 2012

The United States has also sought to assert legal rights against AAC, under Treas. Reg §§ 1.1502-6(a) and 1.1502-78(b)(2), with respect to any deficiency or underpayment of federal taxes against the Group. As authorized by statute, OCI approved the creation of the Segregated Account, which OCI then placed into rehabilitation in the Wisconsin Circuit Court of Dane County (the “Rehabilitation Court”) on March 24, 2010, with the Wisconsin Commissioner of Insurance appointed as Rehabilitator.  By order dated November 7, 2010, the Rehabilitation Court approved the allocation of AAC’s federal tax liability for all prior tax years, including any liability it may have with respect to the IRS Claims to the Segregated Account.3 On December 8, 2010, the United States removed the Wisconsin rehabilitation proceeding involving the Segregated Account to the United States District Court for the Western District of Wisconsin (the “District Court”). The Rehabilitator moved to remand the proceeding to the Rehabilitation Court, and on January 14, 2011, that motion was granted by the District Court. The United States appealed that decision to the United States Court of Appeals for the Seventh Circuit. On February 9, 2011, the United States filed a complaint and a motion for a preliminary injunction in the District Court seeking, inter alia, to enjoin enforcement of the injunction issued by the Rehabilitation Court and the Confirmation Order against the United States in a case captioned United States of America v. Wisconsin State Circuit Court for Dane County, Case No. 11-cv-099. The District Court dismissed that suit for lack of subject matter jurisdiction on February 18, 2011, and the United States filed a notice of appeal on February 22, 2011. The appeals at the Seventh Circuit are pending as Appeal Nos. 11-1158 and 11-1419.

On March 9, 2011, the United States appealed the Order of Confirmation entered by the Rehabilitation Court on January 24, 2011. That appeal, No. 2011-AP-987, was dismissed by the Wisconsin Court of Appeals. The Wisconsin Supreme Court subsequently granted the United States’ Petition for Review. The matter has been briefed, argued before, and submitted for decision to the Wisconsin Supreme Court.

 3              It is acknowledged that the United States disputes that this allocation was effective as to it.

Messrs. Bharara and DiCicco

February 24, 2012

AFGI, AAC, the Official Creditors Committee, the Segregated Account, the Rehabilitator, and OCI offer to resolve and settle the disputes described above to avoid the burden, expense and uncertainty of litigation. The terms of this offer (the "Offer") are as follows:

1.       The proposed settlement shall not be effective until this offer has been accepted by the United States, such acceptance including having received a response of “no adverse criticism” from the Congressional Joint Committee on Taxation to effectuate the transactions contemplated in this letter, and the conditions in 28 C.F.R. § 0.163 relating to the settlement of appeals authorized by the Solicitor General shall also have been satisfied, and each of the other conditions below in this paragraph 1 have been satisfied.

a.	The Rehabilitation Court shall have entered an order approving the transactions contemplated in this letter.

b.	The United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) shall have entered an order approving the stipulated dismissal with prejudice of the Adversary Proceeding and approving the other transactions contemplated in this letter, including the Plan of Reorganization.

c.	AFGI (on behalf of itself, AAC, and the other members of the Group) and the IRS shall have entered into a closing agreement under section 7121 of the Code that provides as follows:

(1)	The closing agreement finally and conclusively resolves the federal income tax liability (and any liabilities in respect of interest under section 6601 of the Code and additions to tax and penalties that may be imposed under the Code with respect to this income tax liability) of the Group for the tax years ending December 31, 2003 through and including December 31, 2009.

Messrs. Bharara and DiCicco

February 24, 2012

(2)	The closing agreement also finally and conclusively resolves the federal income tax liability (and any liabilities in respect of interest under section 6601 of the Code and additions to tax and penalties that may be imposed under the Code with respect to this income tax liability) of the Group for the tax year ending December 31, 2010, but only with regard to any income, gain, deduction, or loss on the Group’s CDS Contracts.

(3)	The Group (and each of its members) will relinquish all claim to all loss carry-forwards, whether characterized as capital or ordinary, resulting from losses on the CDS Contracts arising on or before December 31, 2010, which might otherwise be available to the Group (or any of its members) to offset future taxable income of the Group (or any of its members) to the extent that these carry-forwards exceed $3,400,000,000. The $3,400,000,000 of losses shall be ordinary loss carry-forwards. The Group has also claimed losses that have arisen separate and apart from its CDS Contracts (the “non-CDS NOLs”), but the closing agreement will not address the non-CDS NOLs, to which the IRS reserves all of its rights.

Messrs. Bharara and DiCicco

February 24, 2012

(4)	Nothing contained in the closing agreement or settlement shall be considered an acceptance by the United States of AFGI’s tax accounting methodology with respect to the CDS contracts nor an admission by AFGI that there were faults in its tax accounting methodology with respect to the CDS contracts. No inference shall be made from the execution of the closing agreement or settlement by the United States regarding the appropriate treatment of credit default swaps for federal income tax purposes.

(5)	The parties to the closing agreement acknowledge that such agreement is the product of arm’s length negotiations and supersedes all prior communications, written or oral, with respect thereto. In connection with the negotiations to enter into a closing agreement that satisfies the conditions described in this paragraph 1(c), the Parties agree that no payment shall be required to be made by any members of the Group other than as described in paragraphs 2-4.

Messrs. Bharara and DiCicco

February 24, 2012

d.	Additional conditions precedent to the effectiveness of the proposed settlement are (i) AFGI (on behalf of itself, AAC, and the other members of the Group, whose written consent shall be obtained) and the IRS shall have entered into a closing agreement under section 7121 of the Code providing that neither the issuance of the Bank Settlement Notes[4] nor the June 9, 2010 Event[5] (A) caused AAC to fail to be a member of the “affiliated group” (as defined in section 1504(a) of the Code) of which AFGI was the common parent, or (B) resulted in an “ownership change” with respect to AAC for purposes of section 382 of the Code, and (ii) the Internal Revenue Service shall have issued a favorable private letter ruling (“PLR”) providing that upon emergence from bankruptcy AFGI would qualify for the Code section 382(l)(5) exception, without regard to section 382(l)(5)(D); the PLR will be based solely on the information and representations included in the private letter ruling request that shall be submitted by AFGI to the IRS within 60 days of the date of this Offer (the “Original PLR Request”). The condition precedent described in this subparagraph 1(d)(ii) will be satisfied upon the IRS’s issuance of such a PLR based upon the Original PLR Request. In connection with the negotiations relating to (i) and (ii) of this paragraph 1(d), the Parties agree that no payment shall be required to be made by any members of the Group other than as described in paragraphs 2 - 4.

e.	Another condition precedent to the effectiveness of the proposed settlement is that the United States and the Segregated Account shall enter into a separate and independent agreement to create and maintain an escrow account holding a balance of not less than $100 million in cash or Qualifying Investments as defined in the Escrow Agreement -(the “Escrow Account”). The terms and conditions of the Escrow Account are set forth in the form of Escrow Agreement attached hereto as Appendix A.

4 The IRS reserves its right to request a written opinion to be provided by KPMG relating to issues regarding the $50 million in surplus notes issued on July 29,2010, and to withhold a final conclusion on the issues set out above prior to receiving such written opinion.

5 The “June 9, 2010 Event” refers to AAC's nonpayment of dividends in full to the holders of the auction market preferred shares (AMPS) for six consecutive dividend payment dates thereby entitling the holders of the AMPS, subject to OCI's approval, to elect two members of the board of directors of AAC.

Messrs. Bharara and DiCicco

February 24, 2012

f.	Approval of the terms of the proposed settlement agreement as set forth herein by the AFGI and AAC Boards of Directors (the "Boards"). Written notice will be provided to the United States within five (5) days of the Boards' vote whether to accept or reject the terms of the Offer, and, after May 31, 2012, approval shall be deemed to have occurred unless notice to the contrary is provided to the United States.

2.            Within ten (10) business days following satisfaction of all conditions set forth in paragraph 1: (i) AFGI will pay the United States Department of the Treasury one million nine hundred thousand dollars ($1,900,000); and (ii) AAC and/or the Segregated Account will pay the United States Department of the Treasury one hundred million dollars ($100,000,000). The manner in which AAC and/or the Segregated Account effectuates the payment to the IRS will not be construed as a concession of any legal issue by any of the Parties. The payments that are described in the first sentence of this Paragraph 2 and the payments described in paragraphs 3 and 4 will be in full and final satisfaction of the federal income tax liability (and any liabilities in respect of interest under section 6601 of the Code and additions to tax and penalties that may be imposed under the Code with respect to this income tax liability) of the Group to the IRS for (i) the tax years ending December 31, 2003 through December 31, 2009; and (ii) the tax year ending December 31, 2010, but only with regard to items of income, gain, deduction, or loss on the Group’s CDS Contracts. Effective at the time of the payment described in the first sentence of this paragraph 2, the Group (and all of its members, including AAC) shall waive forever any right to claim any overpayment of any federal income tax, liability (and any overpayment of interest, additions to tax, or penalties with respect to this income tax liability) of the Group for any tax period ended prior to January 1, 2010 and any right to claim any overpayment of any federal income tax liability (and any overpayment of interest, additions to tax, or penalties with respect to this income tax liability), of the Group with regard to items of income, gain, deduction, or loss on the CDS Contracts for the tax year ended December 31, 2010. No portion of the AFGI and AAC payments will be attributable to additions to tax or other penalties under chapter 68 of the Code. No portion of the AFGI and AAC payments, and no portion of the Tier C and Tier D IRS Payments described in paragraphs 3 and 4 below, shall be claimed as a deduction or other tax benefit on any federal tax return for the year of this settlement or any future year.

Messrs. Bharara and DiCicco

February 24, 2012

3.          Following the effectiveness of the Tax Sharing Agreement between AFGI and AAC, which is attached as Exhibit A to the Plan of Reorganization (the “TSA”), and the satisfaction of all conditions set forth in paragraph 1, AFGI will pay the IRS an amount equal to twelve and a half percent (12.5%) of any payment made to AFGI by AAC associated with the net operating loss (“NOL”) Usage Tier C as defined in the TSA (the “Tier C IRS Payment”). The Tier C IRS Payment, if any, shall be made within five (5) business days following AFGI’s receipt of the Tier C payment, if any, made by AAC to AFGI.

4.          Following the effectiveness of the TSA and the satisfaction of all conditions set forth in paragraph 1, AFGI will pay the IRS an amount equal to seventeen and a half percent (17.5%) of any payment made to AFGI by AAC associated with the NOL Usage Tier D as defined in the TSA (the “Tier D IRS Payment”). The Tier D IRS Payment, if any, shall be made within five (5) business days following AFGI’s receipt of the Tier D payment, if any, made by AAC to AFGI.

Messrs. Bharara and DiCicco

February 24, 2012

5.          With respect to the Tier C and Tier D payments made by AAC to AFGI, AFGI will disclose in its annual federal tax return the amount of such payments received from AAC for the applicable year. The right of the IRS to receive the Tier C IRS and Tier D IRS Payments shall not be treated for federal income tax purposes or any other purpose as an equity interest in AFGI or in AAC, and AFGI’s failure to make Tier C IRS and Tier D IRS Payments will not give the IRS a claim against the Segregated Account, the general account of AAC, or any subsidiary of AAC.

6.          Following the satisfaction of all conditions set forth in paragraphs 1 and 2, OCI, the Segregated Account, the Rehabilitator, and AAC will, upon the request of the United States, state in writing to the court that they support any motion brought by the United States seeking to vacate (i) the Opinion and Order entered on January 14, 2011 by the United States District Court for the Western District of Wisconsin in the proceeding captioned Theodore Nickel v. United States of America, Case No. 10-cv-778 and (ii) the Opinion and Order entered on February 18, 2011 by the United States District Court for the Western District of Wisconsin in the proceeding captioned United States of America v. Wisconsin State Circuit Court for Dane County, Case No. 11-cv-099.

Messrs. Bharara and DiCicco

February 24, 2012

7.          Following the satisfaction of all conditions set forth in paragraphs 1 and 2, upon stipulation, the United States, the Rehabilitator, OCI, AAC and the Segregated Account, shall dismiss with prejudice the two cases that are currently pending before the U.S. Court of Appeals for the Seventh Circuit and captioned as Theodore Nickel v. United States of America, Case No. 11-1158 and United States of America v. Wisconsin State Circuit Court for Dane County, et. al., Case No. 11-1419.

8.          Following the satisfaction of all conditions set forth in paragraphs 1 and 2, the IRS Claims filed in AFGI’s Chapter 11 Bankruptcy Case, presently pending before the United States Bankruptcy Court for the Southern District of New York, shall be deemed allowed in the amount of $120,000,000.00 which will be fully satisfied upon receipt by the United States Department of the Treasury of the payments described in paragraph 2 and the payment, if any, described in paragraphs 3 and 4 above, and the IRS Claims will be deemed disallowed in any greater amount. The $120,000,000.00 offer is for settlement purposes only and the Segregated Account and AAC shall have no liability for any unpaid portion of this claim following satisfaction of the conditions in paragraphs 1 and 2, supra. Furthermore, no cancellation of debt income shall arise with respect to the Group should no payments be made pursuant to paragraphs 3 and 4 above, or should such payments fail to bring the aggregate of payments, including those described in paragraph 2 above, to an amount equal or exceeding $120,000,000.

9.          Following the satisfaction of all conditions set forth in paragraphs 1 and 2, by stipulation, the United States and AFGI shall dismiss with prejudice the Adversary Proceeding, presently pending before the United States Bankruptcy Court for the Southern District of New York (Case No. 10-4210) and the motion to withdraw the reference, presently pending before the United States District Court for the Southern District of New York.

Messrs. Bharara and DiCicco

February 24, 2012

10.         This Offer shall be conditioned upon the satisfaction of each of the following conditions:

a.	The Seventh Circuit Court shall hold off rescheduling oral argument and not issue any dispositive order, judgment or other ruling on the merits with respect to appeal No. 11-1158 or Appeal No. 11-1419.

b.	Between the time the Offer is submitted to the United States and such time as the parties either (1) satisfy all the conditions for the settlement to be effective set forth in paragraphs 1 and 2 above or (2) determine that said conditions will not be satisfied, the United States will not submit any claim in the Rehabilitation Court or Bankruptcy Case or take any other collection action (whether by assessment, levy, or by asserting the existence of a lien, or otherwise) with respect to any federal income tax liability presently being asserted by the United States as to AFGI, AAC or any other member of the Group for the 2010 tax year or any prior tax year, and will not seek to remove the rehabilitation proceeding from the Rehabilitation Court or object to any motion of the Rehabilitator (except as to any motion that is inconsistent with the settlement terms set forth herein). The United States, nevertheless, retains the right to submit a claim in the Rehabilitation Court or in the Bankruptcy Case if such is necessary to satisfy a claims deadline established by the Rehabilitation Court or the Bankruptcy Court.

Messrs. Bharara and DiCicco

February 24, 2012

11.          The Segregated Account, OCI, AAC and the United States shall each be free to write the Wisconsin Supreme Court (and to respond to representations made in contacts by other parties) with respect to the United States’ appeal to that court, No. 2011-AP-987, if the Supreme Court has not before then issued its final decision with respect to that appeal. In those written submissions, no party shall request a stay or dismissal of the proceedings before the Wisconsin Supreme Court.

If, prior to the consummation of this proposed settlement, the Wisconsin Supreme Court issues a ruling that is favorable to the United States and that results in a remand to either the Wisconsin Court of Appeals or the Rehabilitation Court, the United States will promptly move to stay proceedings in the court to which proceedings have been remanded and will later dismiss with prejudice its case then pending before the Wisconsin Court of Appeals or the Rehabilitation Court, and any objection to the Rehabilitation Court’s orders, upon satisfaction of the conditions set forth in paragraphs 1 and 2.

12.          The Offer is valid unless and until withdrawn in writing by the Debtor, AAC, OCI, the Segregated Account or the Official Creditors Committee.

13.          Except as to the terms contained herein in paragraph 1.e, no term contained within this Offer will have any force or effect if settlement is not consummated.

Respectfully submitted,

Dewey & LeBoeuf LLP

By:
Lawrence M. Hill
Counsel for Debtor and AAC

Messrs. Bharara and DiCicco

February 24, 2012

Foley & Lardner LLP

By:
Kevin G. Fitzgerald
Counsel for the Segregated Account, the Rehabilitator, and OCI

Morrison & Foerster LLP

By:
Anthony Princi
Counsel for the Official Creditors Committee

cc:	Jeannette A. Vargas

Daniel P. Filor

Ellen London

Carina H. Schoenberger

Anthony T. Sheehan

Roger A. Peterson

Michael B. Van Sicklen

Edward Froelich

Robert Kovacev

Sashka Koleva

ATTACHMENT 2

SUBMITTED PURSUANT TO FRE 408 AND
WISCONSIN STATUTE SECTION 904.8
FOR SETTLEMENT PURPOSES

April 3, 2013

Preet Bharara, Esq.

United States Attorney
Southern District of New York

U.S. Department of Justice

86 Chambers Street
New York, NY 10007

John A. DiCicco, Esq.
Principal Deputy Assistant Attorney General
Tax Division
United States Department of Justice
Washington, DC 10530

Ambac Financial Group, Inc. v. United States, Adv. Proc.No. 10-4210 (Bankr. S.D.N.Y., filed Nov. 9, 2010);

In the Matter of the Rehabilitation of Segregated Account of Ambac Assurance Corp.,
No. 2010CV1576 (Wis. Cir. Ct. for Dane Cnty. Jan. 24, 2011) petition for review granted, No. 2011AP987 (Wis. Aug. 31, 2011);

In the Matter of the Rehabilitation of Segregated Account of Ambac Assurance Corporation, 782 F. Supp. 2d 743 (W.D. Wis. 2011), appeal docketed,
No. 11-1158 (7th Cir. Jan. 19, 2011); and
United States v. Wisconsin State Circuit Court for Dane County, et al.,

767 F. Supp. 2d 980 (W.D. Wis. 2011), appeal docketed, No. 11-1419

(7th Cir. Feb. 22, 2011)

Dear Messrs. Bharara and DiCicco:

On February 24, 2012, Ambac Financial Group, Inc. (“Debtor” or AFGI”), Ambac Assurance Corporation (“AAC”), the Official Committee of Unsecured Credits of AFGI (“Official Creditors Committee”), the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”), the court-appointed Rehabilitator of the Segregated Account (the “Rehabilitator”) and the Wisconsin Office of the Commissioner of Insurance (“OCI”), presented a settlement offer (“Settlement Letter”) to settle the above-referenced proceedings. This letter modifies and supplements the terms of the Settlement Letter, as follows:

Preet Bharara, Esq.

(i)	Paragraph 1(b) of the Settlement Letter is modified by deleting reference to the dismissal of the Adversary Proceeding. As modified, paragraph 1(b) shall read: “The United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) shall have entered an order approving the proposed settlement of the transactions contemplated in this letter, including the Plan of Reorganization.

(ii)	Paragraph 1(c)(6) shall be added to the Settlement Letter to state: “The closing agreement shall be executed only upon the satisfaction of all other conditions set forth in paragraphs 1 and 2 of the Settlement Letter and the entry of an order of the United States Bankruptcy Court for the Southern District of New York, in the Chapter 11 bankruptcy proceeding of In re Ambac Financial Group, Inc. Chap 11 Case No. 10-15973, approving the terms of this settlement between AFGI, on behalf of itself and as agent for the members of AFGI and Subsidiaries consolidated group, and the United States.”

(iii)	Paragraph 2 of the Settlement Letter is modified by deleting the first sentence “Within ten (10) business days following satisfaction of all conditions set forth in paragraph 1: (i) AFGI will pay the United States Department of the Treasury one million nine hundred thousand dollars ($1,900,000); and (ii) AAC and/or the Segregated Account will pay the United States Department of the Treasury one hundred million dollars ($100,000,000).” The first sentence in paragraph 2 shall read: “Following satisfaction of all conditions set forth in paragraph 1, except the reference to a closing agreement within paragraphs 1(c) and (d), AFGI and the United States shall meet at which time the United States will deliver to AFGI an executed closing agreement in accordance with the Settlement Letter upon confirmation that: (i) AFGI has paid the United States Department of the Treasury one million nine hundred thousand dollars ($1,900,000); and (ii) AAC and/or the Segregated Account has paid the United States Department of the Treasury one hundred million dollars ($100,000,000).”

Preet Bharara, Esq.

The remainder of paragraph (2) in the Settlement Letter will remain unchanged. The amount to be paid by AAC and/or the Segregated Account pursuant to paragraph 2 of the Settlement Letter may be funded in accordance with paragraph 3 of the Escrow Agreement, dated as of March 8, 2012 (the “Escrow Agreement”), between the Segregated Account, the United States of America and The Bank of New York Mellon, as escrow agent, in which case the Segregated Account and the United States of America shall take such actions as are required by the Escrow Agreement to effect such funding. Alternatively, the amount to be paid by AAC and/or the Segregated Account pursuant to paragraph 2 of the Settlement Letter may be funded in cash, in which case the Segregated Account and the United States of America shall take such actions as may be necessary to terminate the arrangements effected by the Escrow Agreement and return all Escrow Property (as defined in the Escrow Agreement) to the Segregated Account.

It is further agreed that paragraph 9 shall be modified by removing from that paragraph reference to the satisfaction of all conditions set forth in paragraphs 1 and 2. As modified, paragraph 9 shall read: “Following receipt by the Taxpayer of the executed closing agreement in accordance with the terms of the Settlement Letter, as modified by this letter, by stipulation, the United States and AFGI shall dismiss with prejudice the Adversary Proceeding, presently pending before the United States Bankruptcy Court for the Southern District of New York (Case No. 10-4210) and the motion to withdraw the reference, presently pending before the United States District Court for the Southern District of New York.”

Preet Bharara, Esq.

It is further agreed that the private letter ruling dated October 25, 2012 issued by the Internal Revenue Service (PLR-117798-12) to Ambac Financial Group. Inc. satisfies the requirements set forth in paragraph 1(d)(ii) of the Settlement Letter.

All terms and conditions of the Settlement Letter will remain unchanged except as expressly provided for in this letter.

Respectfully submitted,

Shearman & Sterling LLP

By:
Lawrence M. Hill
Counsel for debtor and AAC

Foley & Lardner LLP

By:
Kevin G. Fitzgerald
Counsel for the Segregated Account, the Rehabilitator, and OCI

Morrison & Foerster LLP

By:
Anthony Princi
Counsel for the Official Creditors Committee

Preet Bharara, Esq.

Acknowledged and Agreed:

UNITED STATES OF AMERICA

By:

Cc:	Daniel P. Filor
Ellen London
Carina H. Schoenberger
Anthony T. Sheehan
Roger A. Peterson
Michael B. Van Sicklen
Edward Froelich
Robert Kovacev
Sashka Koleva
Jeanette A. Vargas

ATTACHMENT 3

U.S. Department of Justice

Tax Division

Please reply to:	Office of Review
Post Office Box 310
Ben Franklin Station
Washington. D.C. 20044

KK:AR:ETPerelmuter

CMN 2011100390

April 4, 2013

By Telecopier and Regular Mail
Lawrence M. Hill, Esquire
SHEARMAN & STERLING, LLP
599 Lexington Avenue
New York, NY 10022-6069

Re:	Ambac Financial Group, Inc. v. United States, Adv. Proc. No. 10-4210 (Bankr. S.D.N.Y.); In the Matter of the Rehabilitation of Segregated Account of Ambac Assurance Corp., No. 10 CV 1576 (Wis. Circuit Court for Dane County); Theodore K. Nickel v. United States (7th Cir. - No. 1158); United States v. Wisconsin State Circuit Court for Dane County, et al. (7th Cir. - No. 11-1419)

Dear Mr. Hill:

This refers to your offer dated February 24, 2012, as supplemented and modified by letter dated April 3, 2013, submitted on behalf of Ambac Financial Group, Inc. and Ambac Assurance Corporation. This offer has been accepted on behalf of the Attorney General on the terms set forth therein. The Internal Revenue Service is being informed of this action.

Sincerely yours,

Kathryn Keneally
Assistant Attorney General

By:
Ann Reid
Acting Chief, Office of Review

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